Exhibit 10.4

Jiangsu Huangli Thermal Electric Investment Management Co., Ltd.

Construction Contract for Thermal Electric Plant

THIS CONTRACT FOR CONSTRUCTION AND RELATED SERVICES (the “Contract”) is entered into by and between JIANGSU HUANGLI PAPER INDUSTRY CO., LTD. (“Party A”) and WUHAN GENERATING EQUIPMENT CO., LTD. (“Party B”) on this 8th day of July, 2007, pursuant to the relevant rules and regulations of The People’s Republic of China’s Law on Contracts and the State Council’s Regulations on Building and Installation Contracts. Party A and Party B are referred to herein collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Party A has agreed to purchase certain construction and related services from Party B, and Party B has agreed to provide such construction and related services to Party A; and

WHEREAS, the Parties wish to set forth herein their agreements and understandings regarding such purchase and sale of such construction and related services;

NOW THEREFORE, for and in consideration of the mutual covenants of the Parties set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
General Provisions

1.1 Project Approval. Pursuant to the Jiangsu Development and Planning Committee’s Approval Reply on the Project of Jiangsu Fasten Thermal Electric Plant (Su Ji Jichu Fa (2003) No. 1177) and Notice No. (2003) 38 regarding this Approval Reply, a thermal electric plant shall be established in Huangli, Jiangsu (the “Contracted Project”).

1.2 Project Name. The Contracted Project shall be named the Jiangsu Huangli Thermal Electric Plant.

1.3 Project Location. The Contracted Project shall be located in Chengchang Centralized Industrial Park, Huangtu Town, Jiangyin, Jiangsu.

1.4 Project Construction. Party B shall be responsible for the construction of the Contracted Project.

Article 2
Scope and Specifications of the Contracted Project

2.1 Scope of the Project. The scope of the Contracted Project shall include the feasibility research, design and civil engineering, purchase of materials, construction and installation, road building, completion of the Contracted Project so that it is a synchronous generating system, delivery and acceptance upon examination by Party A of the Contracted Project, and passing a seventy-two (72) hour pilot run.

2.2 Specifications of the Project. The specifications of the Contracted Project shall include a thermal power plant consisting of two (2) NC-35/5.3 boiler furnaces; two (2) UC-75/5.3 boiler furnaces; one (1) set of C12-4.9/0.981 and QF-15-2 extraction condensing turbine generator group (the “First Generator Group”); one (1) set of B6-4.9/0.981 and QF-7.5-2 backpressure turbine generator group (the “Second Generator Group”); and all ancillary civil projects, including, without limitation, a steam turbine room, a boiler furnace room, a water carburetor room, a dry coal warehouse, a master-control room, chimney, trestle bridge, water circulating cooling tower, platform bridge, and slag stack yard. Each system of the Contracted Project shall comply with the Examination and Acceptance Regulations for Thermal Power Generation.

Article 3
Construction Period and Postponement

3.1 Construction Period. Party B shall complete, deliver for examination and acceptance by Party A, and put into production the First Generator Group on or before December 31, 2007. Party B shall complete, deliver for examination and acceptance by Party A, and put into production the Second Generator Group on or before June 30, 2008.

3.2 Postponement to the Construction Period. The construction periods set forth in Section 3.1 shall be postponed in the event of any shutdown, delay in work due to poor organization, or for any of the following circumstances:

a.)	A significant loss caused by a natural or man-made disaster.

b.)	Party A fails to make payment to Party B within ten (10) days after the time limit set forth under Section 7.1.

c.)	A major amendment to state policy.

Article 4
Responsibilities of Both Parties

4.1 Party A shall be responsible for the following:

a.)
Obtaining the right to use the land, the lease for the Contracted Project and for the provisional facilities of the Contracted Project, the building licenses, and the construction permit for the Contracted Project.

b.)	Obtaining the electricity, gas, and water for the worksite.

c.)	Providing approval documentation, surveying documentation, and hydrographic and meteorological data for the Contracted Project.

d.)	Making timely payments to Party B as set forth in this Contract and organizing examination and acceptance of the Contracted Project upon its completion by Party B.

e.)	Designating a representative to manage any problem that Party A shall be liable for as well as other matters.

4.2 Party B shall be responsible for the following:

a.)	Completing the Contracted Project pursuant to the terms and conditions of this Contract.

b.)	Providing to Party A a layout for the worksite, water and electricity supply, road, special dock, and provisional facilities.

c.)	Regularly providing to Party A a construction progress schedule, Contracted Project completion acceptance report, monthly statistics report, operation plan, and project quality report.

d.)	Before the completion of the Contracted Project, Party B shall be responsible for the buildings, installed equipment, and the worksite, including the clearing of the worksite.

e.)
Notifying Party A after delivery of the equipment to the worksite to participate in the examination of the equipment when it is unpacked, providing to Party A the drawings enclosed with the equipment, providing to Party A the checklist and certificate of qualification for filing, and transferring to Party A any special tools for the equipment and any worn parts left after entering into this Contract and prior to the completion of the Contracted Project.

Article 5
Quality of the Contracted Project

5.1 Party B shall organize the construction of the Contracted Project in strict compliance with the construction drawing, construction specifications, and relevant technical standards issued by the Water & Electricity Ministry.

5.2 Party B shall submit the Contracted Project for examination and acceptance by Party A. Party A shall examine and accept the Contracted Project pursuant to the regulations and requirements of the Ministry of Electric Power.

5.3 Pursuant to the relevant rules and regulations on power production, the start up of the First and Second Generator Groups shall be subject to running for one hundred sixty-eight (168) hours for each generator group prior to examination and acceptance by Party A.

5.4 Party B shall be responsible for the maintenance of any quality issue regarding the design, construction, or manufacturing of the Contracted Project. Party B shall provide maintenance at no cost for one year from the date of examination and acceptance of the Contracted Project by Party A for any quality issue regarding the First and Second Generator Groups, boiler, or civil engineering of the Contracted Project. Party B shall provide maintenance at no cost for six (6) months from the date of examination and acceptance of the Contracted Project by Party A for any quality issue regarding installation of the Contracted Project. Party B shall be responsible for the manufacturer’s warranty terms for all other applicable equipment.

Article 6
Equipment and Materials; Examination and Use

6.1 Equipment and Materials. Party B shall order, purchase, transport, and keep the equipment and materials required for the Contracted Project.

6.2 Examination and Use. Party B shall be responsible for the examination of the aforementioned equipment and materials when they are unpacked, with the participation of Party A. All the spare products, parts, and special tools for the equipment shall be kept and used by Party B, and Party B shall transfer these items to Party A upon the completion of the Contracted Project.

Article 7
Payment Terms and Liabilities for Breach of Payment Terms

7.1 Payment Terms. Upon the execution of this Contract, the payment of the Contracted Project shall be conducted in the following manner:

a.)	The total amount of the Contracted Project shall be One Hundred Ninety-Five Million Four Hundred Ten Thousand and 00/100 Renminbi (RMB 195,410,000) (the “Contract Price”).

b.)
Party A shall pay five percent (5%) of the Contract Price to Party B as a construction initiation fee within one month after the execution of this Contract. Thereafter, Party A shall make payments to Party B within the first ten (10) days of each month in accordance with the following schedule:

Months 2-5	Party A shall pay ten percent (10%) of the Contract Price for each month.
Months 6-8	Party A shall pay nine percent (9%) of the Contract Price for each month.
Months 9-10	Party A shall pay eight percent (8%) of the Contract Price for each month.
Months 11-12	Party A shall pay six percent (6%) of the Contract Price for each month.

c.)	If Party A fails to make payment to Party B within ten (10) days after the time limits set forth in the above payment schedule, then the Construction Period shall be postponed accordingly.

7.2 Liabilities for Breach of Payment Terms.

a.)	To ensure timely payment by Party A under this Contract, Party A promises to put the Contracted Project in pledge to guarantee performance by Party A.

b.)
If Party A fails to make timely payment, Party B shall undertake the cost to continue the Contracted Project. Upon the completion of the Contracted Project, Party A and Party B shall determine their respective rights to the Contracted Project based on their respective contribution to the Contract Price and Party A’s liabilities for breach of this Contract.

7.3 The capital cost of Party B’s financing shall be borne by Party A and shall be calculated pursuant to time, amount, and at an annual interest rate of ten percent (10%).

7.4 If Party A breaches this Contract, Party B shall control the Contracted Project and also shall be entitled to charge Party A for the power rate. Both Parties’ rights shall be allocated pursuant to Section 7.2(b).

Article 8
Miscellaneous

8.1 If any new law or regulation is issued during the performance of this Contract, this Contract shall be performed pursuant to the spirit of the applicable new law or regulation as of the effective date thereof.

8.2 Party A shall bear the relevant taxes for the construction of the Contracted Project.

8.3 The performance of this Contract shall be supervised by the bank(s) designated by the Parties. In the event of any economic dispute arising during the performance of the Contract, both Parties shall resolve the dispute by negotiation and both Parties shall be practical and realistic. If the negotiations fail, then both Parties may submit the dispute for arbitration by someone who is competent in industry and commerce.

8.4 This Contract shall become effective upon the signature, notarization, and seal of both Parties, and it shall terminate upon Party A’s acceptance of the Contracted Project and Party A’s full payment of the Contract Price to Party B.

8.5 This Contract shall be legally binding upon its effectiveness. Neither Party shall modify, change, or cancel this Contract without the prior consent of the other Party. Any Party that fails to abide by this limitation shall bear all legal and economic liabilities.

8.6 Upon the mutual consent of both Parties, any matter not covered herein may be added as an attachment to this Contract, and such attachment shall have the same legal effect as this Contract.

8.7 This Contract is made in four (4) originals and each Party shall hold two (2) originals.

JIANGSU HUANGLI PAPER INDUSTRY CO., LTD.,		WUHAN GENERATING EQUIPMENT CO., LTD.,

as Party A		as Party B

By:	/s/	By:	/s/
Name:		Name:
Title:		Title:

[Seal of Party A]		[Seal of Party B]

Execution Date: July 8, 2007

NOTARY PUBLIC